Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-159950) of Nutrastar International Inc. and subsidiaries of our report dated March 25, 2010 which appears in this annual report on Form 10-K for the year ended December 31, 2009.

/s/ AGCA. Inc.
AGCA, Inc.

Arcadia, California
March 25, 2010